As filed with the Securities and Exchange Commission on June 8, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

South State Corporation

(Exact name of registrant as specified in its charter)

South Carolina	57-0799315
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1101 First Street South

Winter Haven, Florida 33880

(Address and Zip Code of Principal Executive Offices)

CenterState Bank Corporation 2007 Equity Incentive Plan

CenterState Bank Corporation 2013 Equity Incentive Plan

Gulfstream Bancshares, Inc. Officers’ and Employees’ Stock Option Plan

Gulfstream Bancshares, Inc. Directors’ Stock Option Plan

Gateway Financial Holdings of Florida, Inc. Officers’ and Employees’ Stock Option Plan, as amended

HCBF Holding Company, Inc. 2010 Amended and Restated Stock Incentive Plan

Sunshine Bancorp, Inc. 2015 Equity Incentive Plan, as amended

CenterState Bank Corporation 2018 Equity Incentive Plan

National Commerce Corporation 2011 Equity Incentive Plan

First Landmark Bank 2015 Long-Term Incentive Plan

Landmark Bancshares, Inc. 2007 Stock Incentive Plan

First Landmark Bank 2007 Stock Option Plan

Premier Community Bank of Florida 2015 Stock Option Plan

Premier Community Bank of Florida 2017 Stock Option Plan

United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan

(Full title of the plans)

John C. Corbett

Chief Executive Officer

South State Corporation

1101 First Street South

Winter Haven, Florida 33880

(863) 293-4710

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $2.50 per share	525,175	(2)	N/A	$29,829,940	(3)	$3,872	(4)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $2.50 per share (“Common Stock”), of South State Corporation, a South Carolina corporation (the “Registrant,” “South State” or the “Company”), registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable under outstanding stock options, restricted stock awards, time-based restricted stock unit awards, performance-based restricted stock unit awards and other rights to acquire Common Stock (collectively, the “Legacy CenterState Awards”) granted under the: (i) CenterState Bank Corporation 2007 Equity Incentive Plan; (ii) CenterState Bank Corporation 2013 Equity Incentive Plan; (iii) Gulfstream Bancshares, Inc. Officers’ and Employees’ Stock Option Plan; (iv) Gulfstream Bancshares, Inc. Directors’ Stock Option Plan; (v) Gateway Financial Holdings of Florida, Inc. Officers’ and Employees’ Stock Option Plan, as amended; (vi) HCBF Holding Company, Inc. 2010 Amended and Restated Stock Incentive Plan; (vii) Sunshine Bancorp, Inc. 2015 Equity Incentive Plan, as amended; (viii) CenterState Bank Corporation 2018 Equity Incentive Plan; (ix) National Commerce Corporation 2011 Equity Incentive Plan; (x) First Landmark Bank 2015 Long-Term Incentive Plan; (xi) Landmark Bancshares, Inc. 2007 Stock Incentive Plan; (xii) First Landmark Bank 2007 Stock Option Plan; (xiii) Premier Community Bank of Florida 2015 Stock Option Plan; (xiv) Premier Community Bank of Florida 2017 Stock Option Plan; and (xv) United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan (collectively, the “Legacy CenterState Plans”), all of which Legacy CenterState Awards were assumed by the Registrant in connection with the merger of CenterState Bank Corporation, a Florida corporation (“CenterState”), with and into the Registrant on June 7, 2020.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder, based upon the average of the high and low sales price of the Common Stock, as reported on the Nasdaq Global Select Market on June 4, 2020.
(4)	The Registrant previously paid $3,017 in filing fees to register 434,482 of these shares under the Registration Statement on Form S-4 (File No. 333-237214) filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2020, as amended by Pre-Effective Amendment No. 1 filed on April 16, 2020, which became effective on April 20, 2020 (the “Form S-4”). Accordingly, pursuant to Rule 457(p) under the Securities Act, $3,017 is being offset against the registration fee that would otherwise be payable with respect to this Registration Statement.

EXPLANATORY NOTE

Pursuant to that certain Agreement and Plan of Merger, dated as of January 25, 2020, by and between CenterState and the Registrant, on June 7, 2020, CenterState merged with and into the Registrant, with the Registrant as the surviving entity (the “Merger”).

At the effective time of the Merger, each outstanding Legacy CenterState Award issued pursuant to the Legacy CenterState Plans converted into a corresponding award with respect to Common Stock. This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering up to 525,175 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the converted Legacy CenterState Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 21, 2020 (the “Annual Report”), as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on March 6, 2020;

2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2020 (second filing), January 29, 2020, April 29, 2020, May 6, 2020, May 11, 2020 (as amended), May 18, 2020, May 21, 2020, May 22, 2020, June 3, 2020 and June 8, 2020;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 4, 2020;

4.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

5.	The description of the Registrant’s common stock contained in the Form S-4 and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

V. Nicole Comer, Senior Vice President, Deputy General Counsel of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of the Registrant, Ms. Comer participates in incentive plans of the Registrant and is eligible to receive awards under such plans. As of June 5, 2020, Ms. Comer beneficially owned less than 1% of the outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Article VII of the Registrant’s amended and restated bylaws provides that the Registrant shall indemnify any person who at any time serves or has served as a director or officer of the Registrant, or who, while serving as a director or officer of the Registrant, serves or has served, at the request of the Registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed proceedings, whether or not brought by or on behalf of the Registrant, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (ii) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such proceeding.

Pursuant to the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the SCBCA. Under the SCBCA, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. The Registrant’s amended and restated articles of incorporation, as amended, do not contain any such limitations. The SCBCA permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the SCBCA.

Article Seventeen of the Registrant’s amended and restated articles of incorporation, as amended, provides that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions, including with respect to (i) a breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith or which involves gross negligence, intentional misconduct or a knowing violation of law, (iii) an act or omission for which liability is imposed due to an unlawful distribution, as provided under South Carolina law, and (iv) a transaction from which the director derives an improper benefit.

The Registrant also maintains directors’ and officers’ liability insurance.

The Registrant’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws were previously filed with the Commission and are incorporated by reference into this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Specimen South State Corporation Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to South State Corporation’s Annual Report on Form 10-K, filed on February 27, 2015)
4.2	Amended and Restated Articles of Incorporation of South State Corporation (incorporated herein by reference to Exhibit 3.1 to South State Corporation’s Current Report on Form 8-K, filed on October 28, 2014)
4.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of South State Corporation (incorporated herein by reference to Exhibit 3.1 to South State Corporation’s Current Report on Form 8-K, filed on October 26, 2017)
4.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of South State Corporation (incorporated herein by reference to Exhibit 3.1 to South State Corporation’s Current Report on Form 8-K, filed on June 8, 2020)
4.5	Amended and Restated Bylaws of South State Corporation (incorporated herein by reference to Exhibit 3.2 to South State Corporation’s Current Report on Form 8-K, filed on June 8, 2020)
4.6	CenterState Bank Corporation (formerly CenterState Banks, Inc.) 2007 Equity Incentive Plan (incorporated herein by reference to Appendix D to CenterState Bank Corporation’s Proxy Statement, filed on March 27, 2007)
4.7	CenterState Bank Corporation (formerly CenterState Banks, Inc.) 2013 Equity Incentive Plan, as amended September 17, 2015 (incorporated herein by reference to Exhibit 10.1 to CenterState Bank Corporation’s Quarterly Report on Form 10-Q, filed on November 3, 2015)
4.8	Gateway Financial Holdings of Florida, Inc. Officers’ and Employees’ Stock Option Plan and Amendments No. 1 through 4 thereto (incorporated herein by reference to Exhibit 10.1 to CenterState Bank Corporation’s Registration Statement on Form S-8, filed on May 1, 2017)
4.9	HCBF Holding Company, Inc. 2010 Amended and Restated Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to CenterState Bank Corporation’s Registration Statement on Form S-8, filed on January 2, 2018)
4.10	Sunshine Bancorp, Inc. 2015 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to CenterState Bank Corporation’s Registration Statement on Form S-8, filed on January 2, 2018)
4.11	CenterState Bank Corporation 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to CenterState Bank Corporation’s Registration Statement on Form S-8, filed on May 30, 2018)
4.12	National Commerce Corporation 2011 Equity Incentive Plan (as amended and restated on July 17, 2014) (incorporated herein by reference to Exhibit 10.1 to National Commerce Corporation’s Registration Statement on Form S-4, filed on August 18, 2014)
4.13	First Landmark Bank 2015 Long-Term Incentive Plan, as amended (incorporated herein by reference to Exhibits 10.4 and 10.4A to National Commerce Corporation’s Registration Statement on Form S-4, filed on June 8, 2018)
4.14	Landmark Bancshares, Inc. 2007 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibits 10.2 and 10.2A to National Commerce Corporation’s Registration Statement on Form S-4, filed on June 8, 2018)
4.15	First Landmark Bank 2007 Stock Option Plan, as amended (incorporated herein by reference to Exhibits 10.3 and 10.3A to National Commerce Corporation’s Registration Statement on Form S-4, filed on June 8, 2018)

4.16	Premier Community Bank of Florida 2015 Stock Option Plan, formerly known as 1st Manatee Bank 2015 Stock Option Plan, as amended (incorporated herein by reference to Exhibits 10.3 and 10.3A to National Commerce Corporation’s Registration Statement on Form S-4, filed on May 10, 2018)
4.17	Premier Community Bank of Florida 2017 Stock Option Plan, formerly known as 1st Manatee Bank 2017 Stock Option Plan, as amended (incorporated herein by reference to Exhibits 10.4 and 10.4A to National Commerce Corporation’s Registration Statement on Form S-4, filed on May 10, 2018)
4.18	United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.4 to National Commerce Corporation’s Form 10-K, filed on March 9, 2018)
5.1	Opinion of V. Nicole Comer, Senior Vice President, Deputy General Counsel of the Registrant
23.1	Consent of Dixon Hughes Goodman LLP
23.2	Consent of Crowe LLP
23.3	Consent of V. Nicole Comer, Senior Vice President, Deputy General Counsel of the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page)

Item 9. Undertakings.

(a)          The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)         The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on June 8, 2020.

SOUTH STATE CORPORATION

By:	/s/ William E. Matthews, V
Name:	William E. Matthews, V
Title:	Senior Executive Vice President and Chief Financial Officer

We, the undersigned officers and directors of South State Corporation, hereby severally constitute and appoint John C. Corbett and William E. Matthews, V, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable South State Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 8, 2020.

Signature	Title

/s/ Robert R. Hill, Jr. (Robert R. Hill, Jr.)	Executive Chairman and Director

/s/ John C. Corbett (John C. Corbett)	Chief Executive Officer and Director (Principal Executive Officer)

/s/ William E. Matthews, V (William E. Matthews, V)	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jean E. Davis (Jean E. Davis)	Director

/s/ Robert H. Demere, Jr. (Robert H. Demere, Jr.)	Director

/s/ Cynthia A. Hartley (Cynthia A. Hartley)	Director

Signature	Title

/s/ John H. Holcomb, III (John H. Holcomb, III)	Director

/s/ Robert R. Horger (Robert R. Horger)	Director

/s/ Charles W. McPherson (Charles W. McPherson)	Director

/s/ Ernest S. Pinner (Ernest S. Pinner)	Director

/s/ John C. Pollok (John C. Pollok)	Director

/s/ William K. Pou, Jr. (William K. Pou, Jr.)	Director

/s/ David G. Salyers (David G. Salyers)	Director

/s/ Kevin P. Walker (Kevin P. Walker)	Director

(Constituting a majority of the Board of Directors of South State Corporation)